Exhibit 10.2
2022 Annual Equity Incentive Plan

The 2022 Annual Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; and (ii) time-based restricted stock units.

Executive Officer	Time-Based Restricted Stock Units (# shares)	Non-Qualified Stock Options (# shares)
Douglas C. Bryant President & Chief Financial Officer	27,043	27,043
Randall J. Steward Chief Financial Officer	14,512	—
Robert J. Bujarski Chief Operating Officer	12,878	12,876
William J. Ferenczy Senior Vice President, Cardiometabolic Business Unit	4,958	4,957
Michelle A. Hodges Senior Vice President, General Counsel	6,439	6,438
Werner Kroll Senior Vice President, Research and Development	10,642	—
Tamara A. Ranalli Senior Vice President, Molecular Business Unit	4,958	4,957

The vesting period for the non-qualified stock options and time-based restricted stock units for Section 16 officers, with the exception of Kroll and Steward, are each over four years with the first 25% of such options and RSU awards vesting at the end of the first-year anniversary of the grant date and the remainder vesting 25% annually on each of the following three anniversaries thereafter.

The awards for Steward and Kroll in 2022 are comprised entirely of time-based restricted stock units vest over three years with the first one-third vesting at the end of the first-anniversary of the grant date and the remainder vesting one-third annually on each of the following two anniversaries pursuant to the terms of such executives individual retirement programs.